Exhibit 15.9

Almaden Minerals Ltd.

Suite 210-1333 Johnston Street,

Vancouver, British Columbia, V6H 3R9

The undersigned authorized signatory of SRK Consulting (U.S.), Inc. ("SRK"), the employer of R. Breese Burnley and former employer of Clara Balasko, consent to (i) the use of and reference to any technical report, or portions thereof, that SRK, Mr. Burnley or Ms. Balasko supervised the preparation of and/or was reviewed and approved by SRK, Mr. Burnley or Ms. Balasko during the course of their respective employment with SRK, (ii) the use of and references to the name of SRK, including as an expert or "qualified person," in connection with the Registration Statement on Form F-10 (File No. 333-252171) of Almaden Minerals Ltd. and any such technical report, and (iii) the information derived or summarized from such technical report that is included or incorporated by reference in such Registration Statement.

Sincerely,

Signature:	/s/ R. Breese Burnley

Name:	R. Breese Burnley

Title:	Practice Leader

Dated the 26th day of March, 2021.